Exhibit 10.14

February 9, 2024

SOURCE CODE PURCHASE AND MASTER SERVICES AGREEMENT

This Source Code Purchase and Master Services Agreement (this “Agreement”) is made and entered into as of February 16, 2024 by and between PacSquare Technologies LLC, a Texas limited liability company (“PacSquare” and/or “Seller”) and AtlasClear, Inc., a Wyoming corporation (“AtlasClear” and/or “Buyer”). The Effective Date will be the later of the signing date or the closing date of the Merger of AtlasClear Inc. and Quantum Fintech Acquisition Co.

RECITALS

1.             Seller’s business relates to the development of certain proprietary firmware/ software.

2.             Buyer desires to retain Seller to develop and to purchase from Seller, and Seller desires to develop and sell to Buyer, proprietary firmware/software of Seller comprising the AtlasClear Platform (as defined below) and to launch, support, maintain, enhance and provide certain additional services relating to such AtlasClear Platform as set forth in this Agreement, subject to the consummation of the acquisition of AtlasClear by QFTA or merger into QFTA ( the “AtlasClear Transaction” ) pursuant to that certain Business Combination Agreement – the AtlasClear Purchase Agreement.

3.             In connection with this Agreement, including the purchase and sale of Source Code (as defined below), Buyer on the one hand and Seller on the other hand, desire to make certain representations, warranties, covenants and other agreements.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants, conditions and other agreements herein contained and contained in the certain ancillary agreements referenced herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           DEFINED TERMS. As used herein, the terms below shall have the following meanings:

“Acceptance” means the acceptance of all Services and Deliverables pursuant to Section 2.1(e) below. As each module is delivered, there is a 60 day time limit on Atlas Clear to accept or partially reject modules from PacSquare or to respond to delivery with flaws that need to be repaired. Additional time to cure is available if mutually agreed.

“Action” shall mean any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation, or threat thereof, by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and any member, general partner, director or officer of such Person. For purposes of this definition of Affiliate, “control” shall mean the power of one or more Persons to direct the affairs of the Person controlled by reason of ownership of voting stock, contract or otherwise.

“AtlasClear Platform” means a proprietary, fully functioning and connected markets risk management enabled trading platform with clearing and settlement capabilities that will be developed by PacSquare as described as more fully in Statements of Work entered pursuant to this Agreement and described on Schedule 2.1 and which will, as of Closing, include a Level 1 Equities Trading Platform up to Level 6 Options Trading Platform for both clients and brokers and, post-Closing, will include a Clearing Platform and, subject to mutual agreement by the parties, other products.

“AtlasClear Platform Software” means all Software for the AtlasClear Platform, including all Updates. AtlasClear will have software from other sources besides PacSquare which PacSquare will not be responsible to maintain, except by agreement between AtlasClear and PacSquare.

“Closing” means shall have the meaning set forth in the AtlasClear Purchase Agreement. See the Effective Date definition for this contract.

“Damages” shall mean any and all costs, losses, damages, liabilities, demands, claims, suits, actions, judgments, causes of action, assessments or expenses, including interest, penalties, fines and attorneys’ fees incident thereto, incurred in connection with any claim for indemnification arising out of this Agreement, and any and all amounts paid in settlement of any such claim.

“Data Processing Addendum” means the Data Processing Addendum attached hereto as Exhibit C.

“Deliverables” means all deliverables specified in a Statement of Work or Schedule 2.1.

“Initial Term” shall mean a period commencing on the Effective Date and continuing for the later of two (2) years or the delivery of a fully functioning Clearing Platform following Closing.

“Intellectual Property” shall mean all copyrights, copyright registrations, proprietary processes, trade secrets, license rights, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, mask works, trade names, trademarks, service marks, product information and data, know-how and development work-in-progress, software, firmware, business correspondence and marketing plans and other intellectual or intangible property that comprise or are necessary to the use of the AtlasClear Platform (including the AtlasClear Software and Source Code), whether pending, applied for or issued, whether filed in the United States or in other countries, including, without limitation, all associated goodwill; all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees, contractors or agents that are embodied in, derived from or relate to the AtlasClear Platform (including the AtlasClear Software and Source Code), in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the AtlasClear Platform (including the AtlasClear Software and Source Code.

“Knowledge” an individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a diligent and comprehensive investigation concerning the truth or existence of such fact or other matter. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or other representative of Seller has Knowledge of such fact or other matter.

“Liens” means pledges, hypothecation, charges, leases, rights, security interests, claims, options, restriction, licenses, encumbrances, mortgages, debts or adverse right of any nature whatsoever.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture, or governmental agency or authority.

“Renewal Term” means, following the Initial Term, the automatic extension of the Maintenance support discussed in Section 2.2 (a) until the end of 6 years from the end of the initial term.

“Services” shall mean all services performed by PacSquare pursuant to this Agreement.

“Service Level” means each Service Level described in the Service Level Agreement.

“Service Level Agreement” or “SLA” means the Service Level Agreement annexed as Exhibit D.

“Software” shall mean all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Source Code” means the human-readable source code version of the AtlasClear Platform Software, and all applicable technical documentation and instructions for configuring and compiling the foregoing to generate and make available such Software to AtlasClear, its Affiliates, customers and other end users.

“Specifications” shall have the meaning set forth in Section 2.1(a)(iii) below.

“Statement of Work” or “SOW” means a Statement of Work entered into by the parties, describing Services to be performed by PacSquare, together with any technical or other requirements, schedule for delivery, pricing, or other relevant terms.

“Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the Source Code or which could become a charge against or lien on the Source Code, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person.

“Term” shall mean the Initial Term and all Renewal Terms, if any.

“Updates” means all future versions, revisions, updates, deletions, bug-fixes, enhancements or modifications to the AtlasClear Software provided by PacSquare .

ARTICLE II

SERVICES

2.1           DEVELOPMENT SERVICES.

(a)            General.

(i)             Purpose. As described more fully in certain Statements of Work entered into by the parties and Schedule 2.1 hereto, PacSquare shall develop, implement, and launch the AtlasClear Platform and provide other related Services.

(ii)            Statements of Work. Any Statement of Work executed in relation to this Agreementshall be deemed incorporated by reference and subject to the terms of this Agreement. In the event of any conflict or inconsistency between such Statements of Work and the terms of this Agreement, the terms of this Agreement shall prevail. For clarity, any pricing specified in any Statements of Work that have been entered as of the Effective Date shall, subject to the consummation of the AtlasClear Transaction, be superseded by the fees or other consideration specified in this Agreement.

(iii)           Development Methodology. In performing development Services, PacSquare will provide AtlasClear with proposed design documentation, including functional, technical, and performance requirements documentation for AtlasClear review and approval. The foregoing design documentation and any other requirements specified in Statements of Work shall, collectively, be referred to as “Specifications.”

(b)           Step 1 Development (Level 1 Equities/Level 6 Options Trading Platform). PacSquare shall perform development Services as described more fully in applicable Statements of Work and Schedule 2.1 to deliver to AtlasClear a fully functional Level 1 Equities Trading Platform and an up to Level 6 Options Trading Platform by Closing.

Step 2 Development (Clearing Platform). Commencing one month following Closing, PacSquare will commence development Services as described more fully in applicable Statements of Work and Schedule 2.1 to deliver to AtlasClear a fully functional Clearing Platform. The Clearing Platform will be comprised of a number of modules, each of which shall be developed and delivered during the Initial Term in to be agreed intervals by PacSquare pursuant to Schedule 2.1, it being understood, however that all modules listed in this Agreement will be delivered within 12 months of the Effective Date.

(c)            Other Products Development. Following Closing, to the extent the parties agree that PacSquare shall deliver other functionality pursuant to Section 7 below, PacSquare shall develop and integrate into the AtlasClear Platform mutually agreed upon functionality.

(d)            Acceptance. All Deliverables shall be subject to acceptance testing by AtlasClear to verify compliance with Specifications and any other acceptance criteria. In the event that any Deliverable does not conform to the acceptance criteria, AtlasClear shall give PacSquare written notice thereof as soon as reasonably possible. AtlasClear shall cooperate with PacSquare in identifying in what respects the Deliverable has failed to conform to the criteria. PacSquare shall, at its cost, promptly correct any deficiencies identified in acceptance testing and resubmit such Deliverable for acceptance testing pursuant this Section 2.1 (e). If a Deliverable does not conform in all material respects to the acceptance criteria within [sixty (60)] days following the response identifying any problems from AtlasClear , AtlasClear may terminate this Agreement or the applicable SOW.

2.2           MANAGED HOSTING, MAINTENANCE, AND SUPPORT SERVICES.

(a)            Hosting; Maintenance and Support Services; SLA. At no point in time will the Source Code listed in this Agreement be hosted/placed/recorded anywhere but in an AtlasClear owned Cloud or other Atlas Clear location, except for the Development and Testing environment. Following Closing, PacSquare shall during the Initial Term, (ii) be responsible for maintenance and support services for the AtlasClear Platform in accordance with the SLA annexed as Exhibit D hereto (collectively, “Maintenance and Support Services”). The Maintenance and Support Services will include, without limitation, (i) system modifications; (ii) product testing; (iii) internet specification and installation; (iv) training AtlasClear personnel; (v) implementation support; (vi) system testing; and (vii) project control (monitoring) and reporting, as requested by AtlasClear. Further, as part of such Maintenance and Support Services, PacSquare shall be AtlasClear’s point of contact for such Services and shall be responsible for developing and implementing Updates, though AtlasClear may at its sole discretion hire or use other resources. After the initial term, PacSquare will continue Maintenance and Support Services for the full 6 year term but compensation for such services will be considered and implemented if the work load is considered to warrant such payments, at the total discretion of AtlasClear. Once payment is initiated, payment would be a minimum of $5,000 per payment.

(b)            Priority of Regulatory Updates. Updates may include bug-fixes, error corrections, and new or modified features or functions. With respect to any new or modified features or functions, priority will be given to any regulatory-mandated changes.

(c)            Access to Ticketing System. PacSquare will provide AtlasClear with direct access to PacSquare’s JIRA ticketing system or other project tracking software, to enable AtlasClear to track progress on any open tickets and to prioritize development projects.

2.3           ADDITIONAL SERVICES. PacSquare may provide additional Services as specified in SOWs. Additionally, to the extent the parties agree to a Renewal Term, PacSquare shall continue to provide Services on terms to be mutually agreed to by the parties.

2.4           SUBCONTRACTING. PacSquare may not subcontract any Services without prior authorization from AtlasClear, provided that this Section 2.4 shall not prohibit PacSquare from utilizing independent contractors (e.g., 1099 personnel or the equivalent). PacSquare shall be liable for the acts and omissions for any authorized subcontractors as if the same were performed by PacSquare.

ARTICLE III

PURCHASE AND SALE OF SOURCE CODE

3.1            PURCHASE AND SALE OF SOURCE CODE. Subject to and upon the terms and conditions contained herein, the Seller shall sell and transfer to the Buyer, and the Buyer shall purchase from the Seller, free and clear of any Liens, all of the Seller’s right, title and interest in, to and under the following properties and assets of the Seller:

(a)            The AtlasClear Platform (including the AtlasClear Software and Source Code) developed by Seller as developed to date and/or to be developed as set forth in Statements of Work entered by the parties and Schedule 2.1;

(i)             All Intellectual Property relating to the AtlasClear Platform, (including the AtlasClear Software and Source Code), the goodwill associated therewith, including, all patents, trademarks, and copyrights and rights at law and at equity relating thereto, including the right to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement, misappropriation, or other unauthorized use, and any other rights relating to any of the foregoing; and

(ii)            All rights to any names, descriptions or phrases utilized in the Source Code of every kind and description, tangible or intangible of the Seller. All Source Code provided by PacSquare is original coding with no code borrowed, licensed, purchased nor in any other way obtained from any other provider.

3.2           PACSQUARE LIMITED RIGHTS TO RETAIN SOURCE CODE; RESTRICTION ON USE. Notwithstanding anything to the contrary contained in this Agreement, the Seller may retain copies of any document or materials related to the Source Code solely to the extent that the Seller (i) is required to retain any of the foregoing by Law, (ii) may need such copies for tax purposes; provided that the Seller shall use such copies only in connection therewith or (iii) may need such copies to carry out the terms or purposes of this Agreement. For the avoidance of doubt, Seller may not sell, lease, license, distribute, or provide access to the AtlasClear Platform, AtlasClear Software or Source Code to any third party, except with Buyer’s prior written consent in each instance.

3.3           LIABILITIES NOT ASSUMED. The Buyer will not assume or perform any of the following Liabilities or any other Liabilities (whether or not contemplated herein):

(a)            Any Liability of the Seller for any Taxes relating to the AtlasClear Platform (including the AtlasClear Software and Source Code) that are incurred, whether or not incurred prior to or after the date of this Agreement;

(b)            Any Liability of the Seller for any Taxes of any Person relating to the Source Code that are incurred, whether or not incurred prior to or after the date of this Agreement;

(c)            Any Liability of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of such entity as a partner, trustee, director, officer, employee, or agent of another entity;

(d)            Any Liability of the Seller arising as a result of any legal or equitable action or judicial or administrative proceeding in respect of anything done, suffered to be done or omitted to be done by Seller or any of respective directors, officers, employees or agents prior to the date of this Agreement;

(e)            Any Liability of the Seller for costs and expenses incurred in connection with the making or performance by the Seller of this Agreement and the transactions contemplated hereby;

(f)            Any Liability of the Seller under this Agreement; and

(g)            Any Liability under any contracts, agreements, arrangements and undertakings (whether oral or written) relating to the AtlasClear Platform (including the AtlasClear Software and Source Code) to which the Seller is a party.

3.4            PURCHASE PRICE AND STRUCTURE OF PAYMENTS.

(a)            Price for Development and Delivery of AtlasClear Software and Maintenance and Support Services. The Purchase Price for the AtlasClear Trading Platform, Clearing Platform and On-line Application inclusive of the Source Code and other Software shall be $4.8 million (the “Purchase Price”) payable as follows:

(i)             Step 1 Deliverable Fee - $1.9 million for the Deliverables set forth in Step 1 of Schedule 2.1 as follows: following delivery of the source code and execution of the contract, $100,000 in a lump sum payment of cash and $850,000 in value of shares of QFTA or ATCH at market value of the stock at market closing on the day the contract is signed. The second tranche of $950,000 to be paid in four (4) monthly installments of $237,500, payable in shares of QFTA or ATCH at market on the day of award, after the connectivity to FIS is completed and accepted by AtlasClear. AtlasClear will provide a mechanism for PacSquare to borrow against those shares up to an amount that AtlasClear considers prudent. All payment of QFTA or ATCH shares are subject to all regulatory, Compliance and legal limitations and requirements at all times.

(ii)            Step 2 Deliverable and Maintenance and Support Services Fee - The balance of the Purchase Price, i.e., $2,700,000 will be paid out ratably on a module-by-module basis, promptly following the delivery and Acceptance of each of the Atlas Clear Trading and Clearing Platform modules requested by AtlasClear pursuant to Step 2 of Schedule 2.1. These modules are scheduled to be delivered periodically during the Initial Term. However, if a Step 2 module is not timely delivered and accepted, AtlasClear may withhold payment until delivery and Acceptance of the applicable module. After the initial term, payment for Maintenance and Support Services will be considered and if appropriate from workload considerations, negotiated between PacSquare and Atlas Clear, though AtlasClear may at its sole discretion use non PacSquare resources.

(b)            PacSquare Right to Borrow Against QFTA Shares. PacSquare shall have the right to borrow against the QFTA Shares utilizing the QFTA shares as collateral. In the event AtlasClear is the lender on those shares, interest for such loans shall be lower than the prime rate of interest as reported in the Wall Street Journal on the date of any such loan; This loan is subject to all regulatory, legal and compliance requirements and limitations.

(c)            Cash vs. QFTA/ATCH Shares. Anything to the contrary herein notwithstanding, if the parties cannot agree as to the breakdown of the payments for Step 1 Deliverables [or Step 2] Deliverables, i.e., cash and or shares of QFTA, then the payment mix of QFTA stock and cash for such installment shall be determined solely by AtlasClear. Again all payment of QFTA shares are subject to regulatory, legal and compliance requirements and limitations.

3.5           PACSQUARE RIGHTS TO MARKET A THIRD PARTY AC-BASED PLATFORM. Anything to the contrary herein notwithstanding, PacSquare reserves the right to market a version of the AtlasClear Trading Platform (or variants thereof, which may include additional digital banking and payments functionality) (each, a “Third Party AC-Based Platform”) to other firms outside the United States, provided PacSquare may not provide any third party with access or use of a Third Party AC-Based Platform unless(i) the parties herein agreeing upon a revenue sharing agreement with respect to any such Third Party AC-Based Platform and (ii) all trades for any Third Party AC-Based Platform are cleared through a U.S. registered broker/dealer that is an Affiliate of AtlasClear.

ARTICLE IV

DELIVERIES AND CONDITIONS

4.1           DELIVERIES. Together with an executed counterpart of this Agreement, the following items shall be delivered by the Seller:

(a)            A Bill of Sale in the form attached hereto as Exhibit A to convey the Source Code to Buyer;

(b)            Such electronic and paper copies and representations of the Intellectual Property as may in Buyer’s reasonable judgment be necessary to convey the Intellectual Property to Buyer;

(c)            Executed Assignment and Transfer Agreement in the form attached hereto as Exhibit B; and

(d)            Such other documents and instruments as are reasonably necessary to consummate the transactions contemplated hereby.

4.2            CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with this Agreement is subject to satisfaction, as of the date of this Agreement, of the following conditions:

(a)            Representations and Warranties. The representations and warranties set forth in this Agreement (including the Schedules hereto) shall be true and correct in all material respects at and as of the date of this Agreement and Closing;

(b)            Performance by the Seller. The Seller shall have performed and complied with in all material respects all of its covenants, agreements and obligations hereunder that are required to be performed or complied with by it before or at the date of this Agreement;

(c)            Required Consents. The Seller shall have procured all required consents or authorizations and any required third-party consents;

(d)            Absence of Litigation. No action, suit or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction against AtlasClear wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the AtlasClear Transaction and/or any other transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); or (iii) affect adversely the right of the Buyer to own the AtlasClear Platform (including the AtlasClear Software and Source Code);

(e)            No Material Adverse Change. There shall not have been any change to the Source Code that has resulted in a Material Adverse Effect (“Material Adverse Change”) and no event has occurred or circumstance exists that could reasonably be expected to result in such a Material Adverse Change;

(f)             Director and Shareholder Approval. All approvals of the directors of the Buyer and the Managing Members of the Seller necessary for the consummation of the transactions contemplated hereby shall have been obtained in full conformity with the requirements of applicable Law, and the same shall be in full force and effect; and

The Buyer may waive any condition specified in this Section 4.2 at or prior to the date of this Agreement only in a signed writing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

4.3           CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Agreement is subject to satisfaction, as of the date of this Agreement, of the following conditions:

(a)            Representations and Warranties. The representations and warranties set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of Closing;

(b)            Absence of Litigation. No action, suit or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

(c)            Director and/or Officer Approval. All approvals of the directors of the Buyer and the Directors and Officers of the Seller necessary for the consummation of the transactions contemplated hereby shall have been obtained in full conformity with the requirements of applicable Law, and the same shall be in full force and effect unless waived by Buyer or Seller, as the case may be.

The Buyer may waive any condition specified in this Section 4.3 at or prior to the date of this Agreement only in a signed writing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

5.1           ORGANIZATION. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Texas and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, affect the AtlasClear Platform (including the AtlasClear Software and Source Code) in a materially adverse manner.

5.2           AUTHORIZATION. Seller has all necessary power and authority and has taken all action necessary under its Articles of Formation and/or its Operating Agreement to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against it in accordance with its respective terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefore may be brought.

5.3           BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of Seller in such a manner as to give rise to any valid claim against Buyer for any broker’s or finder’s commission, fee or similar compensation and Seller shall indemnify Buyer and hold it harmless from any liability or expense arising from any claim for brokerage commissions, finder’s fees or other similar compensation based on any agreement, arrangement or understanding made by or on behalf of Seller.

5.4           LITIGATION, PROCEEDINGS AND APPLICABLE LAW. There are no Actions, suits, investigations or proceedings, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind, pending or, to Seller’s Knowledge, threatened (a) against Seller or its Affiliates which, if determined adversely against Seller or its Affiliates, would have a material adverse effect on Seller’s or Buyer’s ability to use the Intellectual Property in the manner in which it is intended to be used by Buyer or (b) seeking to delay or enjoin the consummation of the transactions contemplated hereby. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign, judicial or administrative authority in any proceeding to which Seller is or was a party relating to the AtlasClear Platform (including the AtlasClear Software and Source Code).

5.5           NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will result in (i) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Seller, (ii) a material breach or termination of, or a material default under, any term or provision of any contract to which Seller is a party or an event which, with notice, lapse of time, or both, would result in any such material breach, such termination or such material default, or (iii) a material violation by Seller of any applicable laws or regulations or an event which, with notice, lapse of time or both, would result in such a material violation.

5.6           SERVICES. (i) the Services will be provided in a professional and workmanlike manner in accordance with prevailing industry standards, (ii) the Services will be performed in accordance with, and the Deliverables shall comply with, applicable laws and regulations; (iii) the AtlasClear Platform (including the AtlasClear Software and Source Code), when used as contemplated hereunder (a) will not contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines or any computer code or any other procedures, routines or mechanisms designed to disrupt, disable, harm or impair in any way the Software’s (or any other software’s) orderly operation based on the elapsing of a period of time, or (sometimes referred to as “time bombs”, “time locks”, or “drop dead” devices); and (b) shall conform in all material respects to the Specifications.

5.7           INTELLECTUAL PROPERTY.

(a)            Seller owns all rights to the AtlasClear Platform (including the AtlasClear Software and Source Code) and use of such AtlasClear Platform as contemplated hereunder does not and shall not, infringe, misappropriate, or otherwise violate any patent, copyright, trade secret, trademark or other intellectual property rights of others. All Source Code included within the Intellectual Property constitutes a trade secret of Seller and is not part of the public knowledge or literature, and Seller has taken reasonable action to protect such source code as a trade secret. In addition, Seller has taken reasonable steps (including, without limitation, entering into Confidentiality Agreements with all officers and employees of and consultants involved in Seller’s business) to maintain the secrecy and confidentiality of and its proprietary rights in, all Intellectual Property. All Persons who created, conceived, developed or otherwise contributed to the Intellectual Property have executed valid assignment of intellectual property agreements pursuant to which such Persons irrevocably assign to Seller all of such Person’s rights, title and interest in and to such Intellectual Property without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(b)            Neither Seller nor any of its Affiliates have any patents and/or patent applications and/or registered copyrights, trade names, trademarks, service marks and other company, product or service identifiers included in the Intellectual Property relating to the AtlasClear Platform (including the AtlasClear Software and Source Code) nor any licenses, sublicenses and other agreements as to which Seller or any of its Affiliates is a party and pursuant to which Seller or any other Person is authorized to use any Intellectual Property.  Neither Seller nor any of its Affiliates is obligated to make royalty or other payments relating to the Atlas Clear Platform. Anything to the contrary herein notwithstanding, Seller shall cooperate with Buyer, in any endeavor to register any intellectual property rights relating to the AtlasClear Platform and/or any products derived therefrom.

(c)            Except as specified on Schedule 2.1, there are no licenses or sublicenses or other agreements that are required for the use and/or operation of the AtlasClear Platform. Seller is not in violation in any material respect of any license, sublicense or agreement described in Schedule 2.1. As a result of the execution and delivery of this Agreement or the performance of Seller’s obligations hereunder, neither Seller nor Buyer shall be in violation in any material respect of any license, sublicense or agreement described in such Schedule 2.1.

(d)            Seller is the sole owner of all necessary right, title and interests in and to (free and clear of any Liens) all non-public domain Intellectual Property necessary to fully exploit the AtlasClear Platform (including the AtlasClear Software and Source Code) and has full rights to the use, sale, license or disposal thereof.

(e)            No other Person has any rights with respect to any of the Intellectual Property, nor is any consent or approval of any third party needed to fully utilize and exploit the AtlasClear Platform (including the AtlasClear Software and Source Code) as presently configured.

(f)            No claims with respect to the Intellectual Property have been asserted to Seller, or, to Seller’s Knowledge, are threatened by any person, and Seller knows of no claims (i) to the effect that Seller infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of Seller to use, sell, license or dispose of any Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property.

(g)            To the Knowledge of Seller, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party. Seller has not been sued or, to Seller’s Knowledge, charged as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights that comprise the AtlasClear Platform (including the AtlasClear Software and Source Code). Seller does not have any infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of any third party relating to the AtlasClear Platform (including the AtlasClear Software and Source Code).

(h)            No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by Seller. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, except in the ordinary course of business. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property. Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property developed or owned by Seller.

(i)             No person has a license to use or the right to acquire a license to use any future version of any product based on the Intellectual Property or any product based on the Intellectual Property that is under development, and no agreement to which Seller is a party will restrict Buyer from charging customers for any such new version or product.

5.8           ASSETS GENERALLY. Seller holds good and marketable interest in the Source Code and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the AtlasClear Platform (including the AtlasClear Software and Source Code) to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable interest to the AtlasClear Platform (including the AtlasClear Software and Source Code) free and clear of all Liens. There exists no restriction on the use or transfer of the Source Code. No Person other than Seller has any right or interest in the Source Code, including the right to grant interests in the Source Code to third parties.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

6.1           Buyer hereby represents and warrants to Seller as follows: ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Wyoming and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

6.2           AUTHORIZATION. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder. This Agreement and has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefore may be brought.

6.3           BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of Buyer in such a manner as to give rise to any valid claim against Seller for any broker’s or finder’s commission, fee or similar compensation.

6.4           CONSENTS AND APPROVALS. No consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VII

COVENANTS

7.1           COOPERATION AND TRANSITION ASSISTANCE. The following covenants shall apply:

(a)            Seller shall, promptly and without delay, use its best efforts, without limitation, to facilitate the implementation of the Source Code for Buyer’s use;

(b)            Seller shall, promptly and without delay, use its best efforts, without limitation, to [facilitate the transition of the Tier 1 customer support services for the AtlasClear Platform (including the AtlasClear Software and Source Code, as applicable), and shall direct any new inquiries regarding the Source Code to Buyer or its assignee.

(c)            As of the Effective Date and for the Term, Seller shall repair and enhance all irregularities and improper functionalities identified by the Buyer related to the Source Code and perform other Maintenance and Support Services, promptly and without delay.

7.2           DATA SECURITY ADDENDUM. In performing Services, Seller shall adhere (and cause its Affiliates and all Persons providing Services to adhere) to the privacy, data security, and other requirements of the Data Processing Addendum, which is incorporated herein by reference as if fully set forth herein.

7.3           RIGHT OF FIRST REFUSAL – PRODUCTS RELATING TO BUYER BUSINESS(i)  . Seller shall not, directly or indirectly, license or offer for sale or lease to any other Person any products or services that relate to trading, settlement, clearance or any other business of Buyer without first offering such product or service to Buyer. If Buyer elects to exclusively license or purchase the proposed product or service and subject to the parties agreeing on applicable pricing, Seller shall not (and shall cause its Affiliates to not) offer such product or service to any other Person, without the prior written consent of Buyer.

7.4            RIGHT OF FIRST REFUSAL – All PRODUCTS. Without limiting the generality of Section 7.3 above, in the event Seller develops or plans to develop any products or services, Seller shall not, directly or indirectly, develop, license or offer for sale to any other Person such products or services without first offering such product or service to AtlasClear. If AtlasClear is interested in such products or services, the parties shall negotiate in good faith the terms of any license or purchase of such products or services, including revenue sharing.

ARTICLE VIII

INDEMNIFICATION AND DISPUTE RESOLUTION

8.1            INDEMNIFICATION BY THE SELLER. Seller shall indemnify, defend, and hold harmless Buyer and the Buyer Indemnified Parties against losses or other Damages to the extent due to flaws in the programing of the AtlasClear Trading Platform (including any non-conformities with Specifications). This segment is limited to Seller programming errors and shall not cover losses due to third party errors or issues. In addition, in the event Seller (i) breaches or is deemed to have breached any of the representations and warranties contained in Article V herein, or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, Seller shall hold harmless, indemnify and defend Buyer and its Affiliates each of its and its Affiliates’ directors, officers, shareholders, attorneys, representatives and agents (collectively, “Buyer Indemnified Parties”), from and against any Damages incurred or paid by Buyer to the extent such Damages arise or result from a breach by Seller of any such representations or warranties or a violation of any covenant in this Agreement.

8.2            INDEMNIFICATION BY BUYER. In the event Buyer (i) breaches or is deemed to have breached any of the representations and warranties contained in Article VI herein or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, then Buyer shall hold harmless, indemnify and defend Seller from and against any Damages incurred or paid by the Seller to the extent such Damages arise or result from a breach by Buyer of any such representations and warranties or a violation of any covenant in this Agreement.

8.3            NOTIFICATION OF CLAIMS. If any party or parties (the “Indemnified Party”) reasonably believes that it is entitled to indemnification hereunder, or otherwise receives notice of the assertion or commencement of any third-party claim, action, or proceeding (a “Third-Party Claim”), with respect to which such other party or parties (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Section 8.1 or 8.2 above, the Indemnified Party shall promptly give the Indemnifying Party written notice of such claim for Indemnification (an “Indemnity Claim”). Any claim for indemnification under this Section 8 must be brought prior to the expiration of the survival period for the representation and warranty as set forth in Section 11.1. The delivery of such notice of Indemnity Claim (“Claim Notice”) shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder. The Indemnifying Party shall have twenty (20) days from the receipt of a Claim Notice (the “Notice Period”) to notify the Indemnified Party of whether or not the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Indemnity Claim.

8.4            RESOLUTION OF CLAIMS.

(a)            With respect to any Indemnity Claim involving a Third-Party Claim, following prompt notification of the Indemnifying Party, the Indemnified Party shall proceed with the defense of such Third-Party Claim. During such defense proceedings, the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to the proceedings. The Indemnifying Party shall have a right to be present at the negotiation, defense and settlement of such Third-Party Claim. The Indemnified Party shall not agree to any settlement of the Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Following entry of judgment or settlement with respect to the Third- Party Claim, any dispute as to the liability of the Indemnifying Party with respect to the Indemnity Claim shall be resolved as provided in Section 8.5.

(b)            With respect to any Indemnity Claim not involving a Third-Party Claim, if the Indemnifying Party disputes its liability within the Notice Period, the liability of the Indemnifying Party shall be resolved in accordance with Section 8.5.

(c)            In the event that an Indemnified Party makes an Indemnity Claim in accordance with Section 8.3 and the Indemnifying Party does not dispute its liability within the Notice Period, the amount of such Indemnity Claim shall be conclusively deemed a liability of the Indemnifying Party.

8.5            [ARBITRATION. All disputes under this Agreement shall be settled by arbitration to be determined before a single arbitrator pursuant to the commercial law rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 8.5. The arbitrator shall be selected by the joint agreement of the Indemnifying Party and Indemnified Party, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding without right of appeal. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection. To the extent the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 8.5 shall prevent the parties from settling any dispute by mutual agreement at any time.

8.6            INDEMNIFICATION THRESHOLD. Notwithstanding anything to the contrary herein, in no event shall any party be liable to any other party under any warranty, representation, indemnity or covenant made by such party in this Agreement until the aggregate amount of Damages thereunder against such party exceeds thirty thousand dollars ($30,000) (the “Threshold”), at which point such party shall be liable for the full amount of liability for such claims below and above the threshold.

ARTICLE IX

ISSUANCE OF SHARES OF COMMON STOCK

The Shares of QFTA issued to Seller pursuant to this Agreement shall be freely transferable subject only to the “holding period” restrictions set forth in the Securities Act of 1933, as amended.

ARTICLE X

TERMINATION

10.1         TERMINATION FOR CAUSE. Either party may terminate this Agreement or any SOW hereunder if the other party fails to cure any material breach of this Agreement within thirty (30) days of receiving notice of such breach from the non-breaching party. In addition, in the event that PacSquare fails to meet the Service Levels in two (2) consecutive months or any three (3) months in a rolling twelve (12) month period, AtlasClear may terminate this Agreement or any SOW hereunder upon notice to PacSquare.

10.2         POST-TERMINATION SERVICES. Upon termination, PacSquare will provide AtlasClear during the period commencing prior to expiration or termination and continuing for a period of up to 180 days thereafter (as requested AtlasClear) (the “Termination Assistance Period”) continued Support and Maintenance Services and such other Services reasonably requested by AtlasClear to allow AtlasClear to transition to a successor service provider without interruption (“Continuation Services”). In the event of any Support or Maintenance Services or Continuation Services

10.3         EFFECT OF TERMINATION. Following Termination Assistance Period, PacSquare shall cease use of the AtlasClear Platform (including the AtlasClear Software and Source Code) and shall return to AtlasClear all documents and materials relating thereto, except as expressly provided in this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1         SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and indemnities included or provided for in this Agreement or in any agreement, schedule or certificate or other document or instrument delivered pursuant to this Agreement will survive the Closing Date for the Term. No claim may be made by any party hereto unless written notice of the claim is given during the Term; provided, however, that the foregoing limitation period will not apply to a breach of any representation, warranty or covenant known to any party before the date of this Agreement.

11.2         NON-CIRCUMVENTION BY SELLER. Seller does hereby agree that Seller shall not, at any time within the 10-year period immediately following the date of this Agreement, directly or indirectly attempt:

(a)            In any manner to commercially circumvent, avoid, bypass, or obviate Buyer in any transaction with any of Buyer’s suppliers, brokers, agents, customers or distributors (collectively referred to herein as “Buyer’s Business Entities”); and

(b)            Attempt in any manner to commercially exploit or circumvent Buyer’s existing or proposed business concepts, plans and/or business contacts, unless Seller first obtains Buyer’s prior written consent (which such consent may be given or withheld at Buyer’s sole discretion). Seller specifically understands and agrees that the foregoing prohibitions preclude, without limitation, any attempt by Seller to contact, negotiate with or enter into any contract or transaction with any Buyer’s Business Entity(ies). It is mutually understood and agreed by the Seller and the Buyer that if Buyer decides to grant its consent to any proposed circumvention activity by Seller, Buyer shall have the right (but not the obligation) to condition such consent upon the execution of a written agreement by and between Buyer and Seller concerning remuneration to be paid to Buyer pursuant to the consummation of the proposed transaction. Nothing contained herein shall obligate Buyer to consent to any circumvention activity by Seller.

11.3         CONFIDENTIALITY. At all times, whether before or after the date of this Agreement, and subject to the provisions of Section 9, the Parties will treat and hold as confidential all of the other Party’s Confidential Information. Accordingly, the Parties will not use or disclose any of the other Party’s Confidential Information, except as set forth in this Section 11 and Section 9. After the date of this Agreement, the Seller shall use or disclose Confidential Information relating to the Source Code only for: preparing financial statements and filings under state and federal securities laws, preparing and defending tax returns and tax positions, defending claims by third parties, and as otherwise required by Law. Notwithstanding the foregoing, in the event that the party receiving confidential information (the “Receiving Party”) from the disclosing Party (the “Disclosing Party”) is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Receiving Party will notify Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 11. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, compelled to disclose any Confidential Information or else stand liable for contempt or suffer other censure, it may disclose such information; provided, however, that the Receiving Party may only disclose the specific information that it is compelled to disclose. Neither Party shall have any discussions with any of the suppliers or customers of the other Party relating to the subject matter of this Agreement or the transactions contemplated hereby or the past, present or future of the Business without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed, it being agreed that, either Party may communicate its future product strategies to suppliers and customers of either Party, consistent with the written product strategy of the Buyer as previously delivered to the Seller.

11.4         ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Buyer may, without need for any consent or notice to Seller, assign all of its rights and obligations under this Agreement to any Affiliate of Buyer or any entity that acquires the assets of Buyer that are the subject of this Agreement (or any portion thereof), whether by merger, acquisition, operation of law, or by other means, and such assignment shall release Buyer of all of its liabilities and obligations to Seller, provided such liabilities and obligations are fully assumed by Buyer’s successor or assignee. This Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the successors and permitted assigns of the parties hereto.

11.5         NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered by telecopy or other facsimile (with receipt acknowledged), delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), to the addresses of the parties appearing on the signature page of this agreement or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

11.6         CHOICE OF LAW. This Agreement shall be governed under and construed in accordance with the laws of the State of New York without regard to its choice of law principles. For purposes of any dispute or controversy arising under this Agreement or the transactions contemplated hereby, the parties mutually consent to the exclusive jurisdiction of the courts of competent jurisdiction located in Texas.

11.7         ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.8         MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signature pages shall be considered originals.

11.9         TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, in multiple originals, all as of the day and year first above written.

ATLASCLEAR, INC. INC.

By:	/s/ Robert McBey
Robert McBey, CEO

Address for Notice:

PACSQUARE TECHNOLOGIES LLC

By:	/s/ Fuad Ahmed
Fuad Ahmed
Managing Member

Address for Notice: